Exhibit 10.7

April 17, 2017

ALPHA INVESTMENT INC.

Code of Business Conduct and Ethics

For Directors, Officers and Employees

Introduction

This is the Code of Business Conduct and Ethics (the “Code”) for directors, officers and employees of ALPHA INVESTMENT, INC., a Delaware corporation (the “Company”). This Code sets out ten important rules that the Company’s Board of Directors (the “Board”), have chosen to guide the Company’s directors, officers and employees during their service to the Company. The Board’s audit committee (the “Committee”) or in the absence thereof, the Board as a hole administers this Code. Each director, officer and employee will be required to acknowledges in writing the receipt, review, and understanding of the Code. Each director, officer and employee is expected to abide both the letter, as well as by the spirit and intent of the Code.  No code can anticipate every situation that may arise nor can it replace the thoughtful behavior of an ethical director, officer and employee. Rather, this Code provides guidance for handling situations as they arise.

Please raise any questions or concerns about the Code or any related situation to the Chair of the Committee or in the absence thereof, the Chairman of the Board, who may consult with the Committee or the Board as a whole, as well as  with counsel.

Objective—Earning and Maintaining Trust

This Code is part of the Company’s commitment to integrity. The Code focuses on areas of ethical risk, provides guidance to help us recognize and deal with ethical issues, provides mechanisms to report unethical conduct, and helps foster a culture of honesty and accountability. The ten rules in the Code guide our handling of ethical matters and describe the values that guide us in our decisions, particularly the most essential value – trust. Trust means that others can rely on us to speak truthfully, to honor our commitments, and to treat others fairly. The Company’s reputation for integrity is one of our most valuable assets. The Company. must earn and keep the trust of investors, consumers, customers, business partners, employees, and the general public. Maintaining and improving this trust requires that we follow the Code’s principles and rules.

The Rules

Rule #1. Give the Company our complete business loyalty.

While we serve the Company, our shareholders expect us to make business decisions without the influence of any improper personal interest or gain. Therefore, we avoid situations in which our personal interests interfere, or appear to interfere, in any way with the Company’s interests. Conflicts arise when our personal interests make it difficult to perform our responsibilities objectively or effectively. Conflicts of interest also may arise when we, or a family member, receive improper personal benefits because of our positions as employees or members of the Board.

Situations involving a conflict of interest are not always obvious or easy to resolve. Therefore, we bring any questions concerning potential conflicts to the Chair of the Audit Committee or, in the absence thereof, the Chairman of the Board. We disclose immediately to the Chair of the Audit Committee or the Chairman of the Board, as the case may be, any situation that could involve an actual or potential conflict of interest. Family members for purposes of the Code include a spouse, domestic partner, parents, children, siblings, fathers and mothers-in-law, sons and daughters-in-law, brothers and sisters-in-law. and anyone who shares the director’s, officer’s employee’s home.

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The Chair of the Audit Committee of the Chairman of the Board may consult with the Committee or the Board as a whole, as well as with counsel regarding any potential conflicts.

Examples of common conflicts that we avoid or disclose to the Chair of the Audit Committee or the Chairman of the Board, as the case may be, include the following:

• Personal benefits and gifts. We do not receive a personal benefit from any person or firm seeking or currently doing business with the Company. Personal benefits include consultant fees, exercisable stock options or other remuneration, non-cash gifts, meals or entertainment (other than those of nominal value and for ordinary business purposes), or any other benefit that a reasonable person may conclude could affect our objectivity. We never accept cash or cash equivalents, bribes or kickbacks.

• Competition. We do not compete with the Company.

• Personal use of the Company’s assets. We do not use the Company’s assets, labor, resources, or information except for legitimate Company business purposes.

• Loans and Guarantees. We do not accept loans or guarantees from the Company.

• Compensation from non-Company sources. We do not accept compensation (in any form) for services we perform for the Company from any source other than the Company.

• Conflicts arising from a role at other organizations. We sometimes serve as a director, officer or employee of, serve as an advisor or consultant to, are a significant investor in, or have a similar role at another organization. If we encounter a situation where our current role in that other organization could have the potential to conflict, or appear to conflict with the Company’s interests, we immediately:

(i)

inform the Chair of the Committee or the Chairman of the Board, as the case may be,

(ii)

 take appropriate action, including recusing ourselves from participation in the Committee’s or the Board’s discussion and consideration of any matter related to or giving rise to the potential conflict,

(iii)

 take all actions requested by the Chair of the Audit Committee or the Chairman of the Board, as the case may be, and

(iv)

 take any other action which is necessary or appropriate under the circumstances.

Prior to accepting a new role at another organization, we consider whether that role could have the potential to conflict, or appear to conflict with the Company’s interests and follow these same steps.

Our family members’ activities also may create a situation involving a conflict of interest and we disclose any family member’s relationship that involves an actual or potential conflict of interest with the Company.

Rule #2. Never trade on inside information.

We do not trade securities while we have material non-public information. Material information includes anything likely to influence a potential investor’s decision to trade in securities including, but not limited to, information about mergers, earnings, projects, and changes in management. In addition to the Company’s securities, this restriction applies to the trading of the securities of our customers, suppliers, or other business partners if we have material non-public information about them. Further, if we cannot make trades because we possess material non-public information, neither can our family members.

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Rule #3. Honor Confidentiality.

We maintain the confidentiality of all confidential information entrusted to us during our service to the Company. We share that information only when a duly authorized officer of the Company advises that disclosure is authorized or legally mandated. Confidential information includes all non-public information related to the Company. We also exercise due care in handling the Company’s proprietary and confidential information. We avoid discussing this information in public areas or with family members. Our obligation to preserve the Company’s confidential information is ongoing, even after our service as a director, officer of employee concludes.

Rule #4. Never Misappropriate Corporate Opportunities. Ensure Proper Use of Corporate Assets.

We owe a duty to the Company. to advance its legitimate interests when the opportunity to do so arises. We do not use opportunities that we discover using the Company’s corporate property, information (confidential or otherwise) or position for our personal benefit unless the Company’s Board (including a majority of the Board’s disinterested directors determine that the Company will not pursue such opportunity. We use corporate property, information, or position only for legitimate business purposes; never for personal gain. We protect the Company’s assets and ensure their efficient use.

Rule #5. We Provide Accurate Information to the Company.

The Company relies on information that we provide when it prepares disclosure documents and regulatory filings and for other purposes. We are truthful, forthright, and accurate when preparing director and officer questionnaires, stock information forms, expense reimbursement forms, and other documents for the Company’s use.

Rule #6. Comply with Laws, Rules and Regulations.

We do not instruct others to commit illegal or unethical acts for any reason when they are conducting business for the Company.

Each of us is a representative of the Company and we deal fairly with others (including the Company’s customers, suppliers, competitors, and employees) when conducting the Company’s business. We do not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice.

Rule #7. Honor Alpha Investment Inc. Values.

No set of rules could answer every question that we face as employees. When these rules do not address a situation, we refer to Alpha Investment Inc. values for guidance. These are:

• We inspire trust.

• We act like owners.

• We keep it simple.

• We are open and inclusive.

• We tell it like it is.

• We lead from the head and the heart.

• We discuss. We decide. We deliver.

As directors, officers and employees of the Company., we champion these values and encourage all of the Company’s directors, officers and employees to follow them. We ask questions when we are not sure what to do. Fortunately, we have many places to turn for help, among them, management and counsel. We never hesitate to consult them.

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Rule #8. Report Any Concerns.

If we suspect a violation of this Code, we promptly communicate that concern to the Chair of the Committee or the Chairman of the Board, as the case may be).  Any concerns about the Chair of the Audit Committee or the Chairman of the Board to counsel to the Company.

Rule #9. Address Reports of Concerns about Potential Code Violations.

If a director, officer or employee violates this Code, we all suffer consequences, especially the Company. Ignoring violations leads to greater problems and damages trust. The Committee or the Board, as the case may be promptly addresses reports of concerns about director, officer or employee behavior and carefully looks into the facts and circumstances surrounding any report. The Committee or the Board conducts all investigations fairly and considers all relevant information. The Audit Committee actively addresses any violations of this Code. Upon advice of legal counsel, AVRA Medical Robotics, Inc. may report violations of the Code that involve illegal behavior to the appropriate authorities.

Rule #10. We Encourage Others to Report Concerns and We Do Not Retaliate.

As directors, officers and employees, we support management’s efforts to promote honest behavior and an ethical environment at Alpha Investment Inc. If anyone suspects that there has been a violation of the law, this Code, or any other policy of the Company, we encourage them to raise that concern so that the Company may quickly respond.

The Company does not tolerate retaliation against anyone for raising a concern in good faith. Raising good faith concerns is vital to Alpha Investment, Inc.’s success.

Waivers and Amendments

In the unlikely event that a waiver of the Code would be in the Company’s best interests, only the Board may grant such waiver.

Similarly, the Code may only be amended by the Board.  The Company will promptly disclose to stockholders any amendments to the Code by either posting it on the Company website or by making other appropriate public disclosure.

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